Exhibit 23.7
CONSENT OF RALPH E. DAVIS ASSOCIATES, INC.
The Board of Directors
Castle Energy Corporation
We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of Delta Petroleum Corporation and in the related Proxy Statement/Prospectus of Delta Petroleum Corporation and Castle Energy Corporation (collectively, “Amendment No. 2 to the Registration Statement”) of Castle Energy Corporation Annual Report on Form 10-K for the year ended September 30, 2005, which includes our name and information regarding our review of the reserve estimates for Castle Energy Corporation. We further consent to the use of our name in the “Experts” section of Amendment No. 2 to the Registration Statement.
RALPH E. DAVIS ASSOCIATES, INC.
/s/ Allen C. Barron, P.E.
Allen C. Barron, P.E.
President
Houston, Texas
March 27, 2006